Exhibit 99.1

Red Rock Resorts, Inc. Announces Agreement with a San Manuel Band of Mission Indians Subsidiary to Sell the Palms Casino Resort

LAS VEGAS, May 4, 2021 /PRNewswire/ -- Red Rock Resorts, Inc. (NASDAQ: RRR) ("Red Rock" or the "Company") today announced a definitive agreement between its subsidiary Station Casinos LLC and a subsidiary of the San Manuel Band of Mission Indians ("San Manuel") to sell the Palms Casinos Resort for $650 million in cash, subject to customary adjustments.

The transaction is subject to regulatory approvals and other customary closing conditions.

Milbank LLP represented Red Rock and Deutsche Bank Securities Inc. is acting as financial advisor to Red Rock on the transaction. Latham & Watkins LLP represented San Manuel and Jefferies LLC is acting as financial advisor to San Manuel on the transaction.

About Station Casinos
Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos was the manager of Graton Resort & Casino in northern California until February 2021.

Forward-Looking Statements
This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to (a) the timing to consummate the proposed sale; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and satisfy or waive other closing conditions to consummate the transaction on a timely basis; (c) the possibility that the proposed sale does not close on the terms described herein, or at all; and (d) other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693